Exhibit 5.1

April 20, 2007

The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario
M5K 1A2

Dear Sirs:

I have acted as Canadian counsel to The Toronto-Dominion Bank, a Canadian chartered bank (the "Bank"), in connection with the registration with the Securities and Exchange Commission of up to 6 million of the Bank's Common Shares (the "Shares") for issuance to employees of TD Banknorth Inc. (“TD Banknorth”) resident in the United States pursuant to the exercise of awards granted under the plans listed in Annex A hereto (collectively, the "Plans") and converted into awards with respect to Shares pursuant to the terms of that certain Agreement and Plan of Merger, dated November 19, 2006, among the Bank, TD Banknorth and Bonn Merger Co., a newly-formed, wholly-owned subsidiary of the Bank.

As such, I have examined such questions of law and documents as I have deemed necessary or advisable in order to enable me to express the opinion hereinafter set forth. Based on the foregoing, I am of the opinion that when the Shares are issued in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.

I am a solicitor qualified to carry on the practice of law in the Province of Ontario and I express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

I hereby consent to the filing of this opinion as an exhibit to the Bank's registration statement on Form S-8 with respect to the Shares (the “Registration Statement”), as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the use of my name in that Registration Statement.

Yours truly,

/s/ Christopher A. Montague

Annex A

1.	Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors

2.	American Bank of Connecticut 1993 Incentive Stock Option Plan

3.	American Bank of Connecticut 1998 Incentive Stock Option Plan

4.	American Financial Holdings, Inc. 2000 Stock-Based Incentive Plan

5.	Banknorth Group, Inc. 1997 Equity Compensation Plan

6.	CCBT Bancorp, Inc. Stock Option Plan

7.	CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan, as amended

8.	CFX Corporation 1997 Long-Term Incentive Plan

9.	Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan, as amended

10.	Evergreen Bancorp, Inc. Amended and Restated 1995 Stock Incentive Plan

11.	HUBCO, Inc. 1995 Stock Option Plan

12.	Hudson United Bancorp 1999 Stock Option Plan

13.	Hudson United Bancorp 2002 Stock Option Plan

14.	Ipswich Savings Bank 1992 Incentive and Nonqualified Stock Option Plan

15.	SIS Bancorp, Inc. Stock Option Plan

16.	TD Banknorth Inc. 1996 Equity Incentive Plan, as amended

17.	TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan

18.	Warren Bancorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan